Exhibit 4.3 – Amendment No. 1 to Rights Agreement

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”) is dated as of December 29, 2010, among O’Reilly Automotive, Inc., a Missouri corporation (the “Company”), O’Reilly Holdings, Inc., a Missouri corporation (“New O’Reilly”), and Computershare Trust Company, N.A., as successor rights agent to UMB Bank, N.A. (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Rights Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company and UMB Bank, N.A., a national banking association, previously entered into a Rights Agreement, dated as of May 7, 2002 (the “Rights Agreement”);

WHEREAS, the Company desires to reorganize itself by adopting a holding company structure pursuant to and in accordance with Section 351.448 of The General Corporation Law of the State of Missouri (the “Reorganization”);

WHEREAS, New O’Reilly is a newly formed, direct, wholly owned subsidiary of the Company organized for the purpose of implementing the Reorganization;

WHEREAS, each of the Company, New O’Reilly and O’Reilly MergerCo, Inc., a Missouri corporation (“MergerCo”), and a newly formed, direct, wholly owned subsidiary of New O’Reilly, are parties to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof;

WHEREAS, pursuant to the Merger Agreement, MergerCo will merge with and into the Company (the “Merger”), with the Company being the surviving corporation and becoming a direct, wholly owned subsidiary of New O’Reilly;

WHEREAS, as a result of the Merger, (i) each share of the Company’s common stock, par value $.01 per share (the “Company Common Stock”), issued and outstanding at the effective time of the Merger (the “Effective Time”), will be converted into a share of common stock, par value $.01 per share (the “New O’Reilly Common Stock”), of New O’Reilly, with the same designations, rights, powers, preferences, qualifications, limitations and restrictions as the Company Common Stock;

WHEREAS, at the Effective Time, the Company’s restated articles of incorporation will be amended by virtue of the Merger to, among other things, change the Company’s name to O’Reilly Automotive Stores, Inc., and New O’Reilly’s articles of incorporation will be amended by virtue of the Merger to change New O’Reilly’s name to O’Reilly Automotive, Inc.; and

WHEREAS, the parties hereto desire to amend the Rights Agreement pursuant to and in accordance with Section 27 thereof to provide for New O’Reilly to succeed to the rights and obligations of the Company thereunder.

NOW THEREFORE, the parties, intending to be legally bound, do hereby agree as follows:

1.	Amendments to Rights Agreement.

(a)	At the Effective Time, all references in the Rights Agreement to (i) “the Company” shall mean New O’Reilly and (ii) each of the “Common Stock” and “Preferred Stock” shall mean the New O’Reilly Common Stock and the Series A Junior Participating Preferred Stock, par value $.01 per share, of New O’Reilly, respectively.

(b)	Section 2 shall be amended so as to read in its entirety as follows:

“Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to acts as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-rights agents as it may deem necessary or desirable, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-rights agents.”

(c)	Section 20(c) shall be amended so as to read in its entirety as follows:

“The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct.”

(d)	Section 21 shall be amended to insert the following new sentence after the existing first sentence in that section:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any notice required, if applicable, pursuant to this Section 21 and Section 25 hereof.”

(e)	Section 26 shall be amended so as to delete the rights agent notice information and replace it with the following:

“Computershare Trust Company, N.A.

250 Royall Street

Canton, Massachusetts 02021

Attention: Client Services”

(f)	A new Section 35 shall be added to the Rights Agreement which shall be and read in its entirety as follows:

“Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

2.	Assignment and Assumption. As contemplated by the terms of the Merger Agreement, the Company hereby unconditionally, absolutely, and irrevocably transfers, delegates, assigns, conveys, sets over and delivers (or causes to be transferred, delegated, assigned, conveyed, set over and delivered), all of the Company’s right, title and interest in, to and under, and all of the Company’s duties, obligations and liabilities under, the Rights Agreement (the “Assignment”). New O’Reilly hereby accepts this Assignment and the rights granted herein, and New O’Reilly hereby expressly assumes, for itself and its successors, assigns and legal representatives, the Rights Agreement and all of the duties, obligations and liabilities of the Company thereunder accruing from and after the Effective Time with respect to the Rights Agreement and agrees to (i) be fully bound by all of the terms, covenants, agreements, provisions, conditions, duties, obligations and liability of the Company thereunder that accrue from and after the Effective Time, and (ii) keep, perform and observe all of the covenants and conditions contained therein on the part of the Company to be kept, performed and observed, from and after the Effective Time.

3.	Miscellaneous.

(a)	Effective Time of Amendment. This Amendment shall become effective at the Effective Time. The Company shall notify the Rights Agent of the occurrence of the Effective Time promptly thereafter.

(b)	Effect of Amendment. Except as specifically amended hereby, the Rights Agreement is in all respects acknowledged, ratified and confirmed, and shall continue in full force and effect in accordance with the terms thereof as amended and supplemented by this Amendment. This Amendment is limited as expressly specified, and shall not constitute an amendment, modification, acceptance or waiver of any other provision of the Rights Agreement. The Rights Agreement and this Amendment, shall be read, taken and construed as one and the same agreement, and the Rights Agreement is hereby amended accordingly. From and after the effectiveness of this Amendment, all references to the Rights Agreement in any other document, instrument, agreement or writing shall be deemed to be references to the Rights Agreement as amended hereby.

(c)	Execution. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. If any signature is delivered by facsimile or electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or electronically transmitted signature page were an original thereof.

(d)	Severability. If any provision of this Amendment is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Amendment shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision that is a reasonable substitute therefor and effects the original intent of the parties as closely as possible, and upon so agreeing, shall incorporate such substitute provision in this Amendment.

(e)	Governing Law. This Amendment, the Rights Agreement and each Right and each Rights Certificate issued thereunder shall be deemed to be a contract made under the laws of the State of Missouri and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

O’REILLY AUTOMOTIVE, INC.

By:	/s/ Thomas McFall
	Name:	Thomas McFall
	Title:	Executive Vice President and Chief Financial Officer

O’REILLY HOLDINGS, INC.

By:	/s/ Thomas McFall
	Name:	Thomas McFall
	Title:	Treasurer and Chief Financial Officer

[signatures continue]

COMPUTERSHARE TRUST COMPANY,
N.A., as Rights Agent

By:	/s/ Dennis V Mocci
	Name:	Dennis V. Moccia
	Title:	Manager, Contract Administrator